EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-183617, 333-225865, 333-231749, 333-239244 and 333-264865) on Form S-8 and in the registration statements (Nos. 333-251043, 333-264875, and 333-267916) on Form S-3 of our report dated March 22, 2023, with respect to the consolidated financial statements of Flotek Industries, Inc..

/s/ KPMG LLP

Houston, Texas
March 22, 2023